Exhibit 99.1

Contact: Katie Reinsmidt, Senior Vice President - Investor Relations and Corporate Investments, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES ANNOUNCES THE APPOINTMENT OF JOHN GRIFFITH TO ITS BOARD OF DIRECTORS

CHATTANOOGA, Tenn. (January 8, 2015) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced the appointment of John Griffith to its Board of Directors. Mr. Griffith fills the unexpired term of Tom DeRosa resulting from his retirement from CBL’s Board of Directors effective January 7, 2015. Mr. DeRosa has served as a valued member of the CBL Board since May 2010.

Mr. Griffith served as executive vice president of property development for Target Corporation until his retirement in May 2014. He joined Target in 1999, and played an instrumental role in its expansion and the development of new store prototypes and formats. From 1996 to 1999, Mr. Griffith served as vice president for Ryan Companies US, a commercial real estate firm providing design-build construction, real estate development, and real estate management services. Prior to 1996, he was a director of development for Opus Corporation and a partner in Trammell Crow Company.

“CBL has always enjoyed a strong seasoned Board comprised of established experts in finance, real estate, lending, law and other relevant disciplines and we are pleased to further enhance our Board with the addition of such a well-respected professional as John,” said Charles B. Lebovitz, chairman of CBL & Associates Properties, Inc. “John brings a deep industry knowledge and breadth of experience that will complement the Board and add tremendous value.”

Lebovitz added, “The Board and management of CBL would also like to express our appreciation to Tom DeRosa for his service and many contributions to the Company.”

Mr. Griffith serves on the board of trustees and executive committee for Minneapolis Downtown Council as well as a member of the Minnesota Sports Facility Authority. He is also an active member of the International Council of Shopping Centers, serving two terms as a Trustee.

Mr. Griffith received a Bachelor of Arts degree in Business, Economics and Bible from Bethel University, and also previously served on their Board of Trustees and Executive Committee. He received a Master of Business Administration degree in Leadership from University of Minnesota.

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CBL Announces Addition of John Griffith to Board of Directors

January 8, 2015

About CBL & Associates Properties, Inc.
CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 148 properties, including 89 regional malls/open-air centers. The properties are located in 30 states and total 84.2 million square feet including 6.5 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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